                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                                  Bigmar, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   089893101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   G. Rovelli
                                 Chemholding SA
                               Via Pian Scairolo 6
                                CH-6917 Barbengo
                                   Switzerland
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                                  Neil Novikoff
                            Willkie Farr & Gallagher
                              153 East 53rd Street
                               New York, NY 10022
                                 (212) 821-8000

                                   May 2, 1997
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

                  If the  filing  person has  previously  filed a  statement  on
         Schedule  13G to report the  acquisition  which is the  subject of this
         Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following:

                                  SCHEDULE 13D



-------------------------                  -------------------------------------
CUSIP No.  089893101                       Page    2     of   8    Pages
           --------------                       --------    ------
-------------------------                  -------------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Chemholding SA
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                              (b) [X]

---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
---- ---------------------------------------------------------------------------
 5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Switzerland
-------------- --------- -------------------------------------------------------
                  7      SOLE VOTING POWER

                         0 shares of Common Stock
               --------- -------------------------------------------------------
  NUMBER OF       8      SHARED VOTING POWER
   SHARES
BENEFICIALLY             0 shares of Common Stock
  OWNED BY     --------- -------------------------------------------------------
    EACH          9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             0 shares of Common Stock
               --------- -------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                         0 shares of Common Stock
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares of Common Stock
---- ---------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
---- ---------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D



-------------------------------          ---------------------------------------
CUSIP No.  089893101                     Page   3    of   8   Pages
           --------------------               ------    -----
-------------------------------          ---------------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Maria Pia Melera
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                      (b) [X]

---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     PF
---- ---------------------------------------------------------------------------
 5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Switzerland
-------------- --------- -------------------------------------------------------
                  7      SOLE VOTING POWER

                         0 shares of Common Stock
               --------- -------------------------------------------------------
  NUMBER OF       8      SHARED VOTING POWER
   SHARES
BENEFICIALLY             0 shares of Common Stock
  OWNED BY     --------- -------------------------------------------------------
    EACH          9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             0 shares of Common Stock
               --------- -------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                         0 shares of Common Stock
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     0 shares of Common Stock
---- ---------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
---- ---------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D



-------------------------------          ---------------------------------------
CUSIP No.  089893101                     Page   4    of   8   Pages
           --------------------               ------    -----
-------------------------------          ---------------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jan Jacob van Troostenburg
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                (b) [X]

---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     PF
---- ---------------------------------------------------------------------------
 5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Switzerland
-------------- --------- -------------------------------------------------------
                  7      SOLE VOTING POWER

                         0 shares of Common Stock
               --------- -------------------------------------------------------
  NUMBER OF       8      SHARED VOTING POWER
   SHARES
BENEFICIALLY             0 shares of Common Stock
  OWNED BY     --------- -------------------------------------------------------
    EACH          9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             0 shares of Common Stock
               --------- -------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                         0 shares of Common Stock
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     0 shares of Common Stock
---- ---------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
---- ---------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D



--------------------------------            ------------------------------------
CUSIP No.  089893101                        Page   5   of   8   Pages
           ---------------------                 -----    -----
--------------------------------            ------------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING  PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Pierangelo Ghirlanda
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                 (b) [X]

---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     PF
---- ---------------------------------------------------------------------------
 5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Switzerland
-------------- --------- -------------------------------------------------------
                  7      SOLE VOTING POWER

                         0 shares of Common Stock
               --------- -------------------------------------------------------
  NUMBER OF       8      SHARED VOTING POWER
   SHARES
BENEFICIALLY             0 shares of Common Stock
  OWNED BY     --------- -------------------------------------------------------
    EACH          9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             0 shares of Common Stock
               --------- -------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                         0 shares of Common Stock
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     0 shares of Common Stock
---- ---------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
---- ---------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D



-------------------------------             ------------------------------------
CUSIP No.  089893101                        Page   6   of   8   Pages
           --------------------                  -----    -----
-------------------------------             ------------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Giovanni Pelli
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                             (b) [X]

---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     PF
---- ---------------------------------------------------------------------------
 5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Switzerland
-------------- --------- -------------------------------------------------------
                  7      SOLE VOTING POWER

                         0 shares of Common Stock
               --------- -------------------------------------------------------
  NUMBER OF       8      SHARED VOTING POWER
   SHARES
BENEFICIALLY             0 shares of Common Stock
  OWNED BY     --------- -------------------------------------------------------
    EACH          9      SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH             0 shares of Common Stock
               --------- -------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                         0 shares of Common Stock
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     0 shares of Common Stock
---- ---------------------------------------------------------------------------
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
---- ---------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

         This statement  amends and supplements the information set forth in the
Schedule 13D filed by the Reporting Entities (as defined therein) with the Securities and Exchange Commission on March 17, 1997 and constitutes Amendment No. 1 to the Schedule 13D. Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Schedule 13D.

Item 4. Purpose of Transaction.

         Item 4 is revised and amended by inserting the following paragraph in place of the second and third paragraphs of the Item.

         On March 27, 1997, the Reporting Entities entered into an agreement for the sale of all their shares of Common Stock to Mr. John Tramontana, Chairman and President of the Company. The sale of the Common Stock was subject to several closing conditions, which were satisfied on May 2, 1997. The terms of the sale agreement are disclosed in more detail in Item 5(c).

Item 5. Interest in Securities of the Issuer.

         Item 5(c) is revised and amended by inserting the following in place of the current paragraph of such Item.

         (c) On March 27, 1997, the Reporting Entities entered into an agreement for the sale of all their shares of Common Stock (1,293,663 shares) to Mr. John Tramontana, Chairman and President of the Company. The sale of the Common Stock did not become effective until May 2, 1997, following satisfaction of all closing conditions. The shares held by the Reporting Entities (other than Chemholding S.A.) were sold at a price equal to 9.3253267 Swiss francs per share, and the shares held by Chemholding S.A. were sold at a price equal to
0.8163766 Swiss francs per share. The shares were sold in a privately negotiated transaction in Switzerland, and not through any securities exchange.

                                   SIGNATURES


          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: May 2, 1997                      Chemholding S.A.



                                        By:/s/ A. Melera
                                        A. Melera
                                        Authorized Signatory



Dated: May 2, 1997

                                        /s/ Jan Jacob van Troostenburg
                                        Jan Jacob van Troostenburg



Dated: May 2, 1997

                                        /s/ Maria Pia Melera
                                        Maria Pia Melera


Dated: May 2, 1997

                                        /s/ Pierangelo Ghirlanda
                                        Pierangelo Ghirlanda



Dated: May 2, 1997

                                        /s/ Giovanni Pelli
                                        Giovanni Pelli